International Production IMPEX Corporation
117 W. 9th Street
Suite 423
Los Angeles, CA 90015

April 24, 2013

Mr. Gary Winkler
Brothers International Desserts, Inc.
1682 Kettering Street
Irvine, CA 92614

Re: Co-Packing Letter Agreement

Dear Gary:

The purpose of this letter is to confirm the broad outlines of an agreement by and between International Production IMPEX Corporation, a California corporation ("IMPEX") and Brothers International Desserts, Inc., a California corporation ("Brothers"), whereby Brothers has agreed to produce and co-pack various alcohol infused frozen dessert products whose formulas have been submitted by Brothers and Eddie Masjedi for approval to the various/appropriate alcohol regulatory entities, as the same formulas may be modified, improved upon, added to, changed, or otherwise adopted (the "Alcohol Infused Frozen Products").

In return for the exclusive world-wide right to distribute the Alcohol Infused Frozen Products, the parties hereto hereby agree as follows:

1. Brothers covenants and agrees to be the exclusive producer and co-packer of the Alcohol Infused Products for and on behalf of IMPEX and in such capacity to produce and co-pack the Alcohol Infused Frozen Products in such quantities, amounts and flavors as IMPEX shall reasonably require. Eddie Masjedi and Brothers hereby covenant and agree to transfer and assign to IMPEX any rights or interests in the proprietary formulas that comprise each and every distinct Alcohol Infused Frozen Product and the proprietary manufacturing process(es) for producing each and every distinct Alcohol Infused Frozen Product. Brothers' shares in MAS or in Snobar Holdings, Inc. will be increased by 5000 shares of common stock.

2. Brothers shall have the right to use the proprietary formula and process(es) to produce Alcohol Infused Frozen Products for IMPEX or its successors, subject to a 60-day notice to cancel in case of sale, partnership, merger or otherwise. Brothers and Eddie Masjedi covenant and agree to maintain the proprietary formulas that comprise each and every distinct Alcohol Infused Frozen Product and the proprietary manufacturing process(es) for producing each and every distinct Alcohol Infused Frozen Product as a trade secret, and except as provided herein, not to use it for any other purpose. Brothers shall not be permitted to produce or co-pack Alcohol Infused Frozen Products for any other person or entity other than IMPEX or its heirs,

successors or assigns. In consideration for being the exclusive producer and co-packer, Brothers shall be entitled to receive the consideration for producing and co-packing each Alcohol Infused Frozen Product.

3. This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

4. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be.

5. The parties hereto agree to indemnify, defend, and hold each other and their respective agents, representatives, officers, directors, affiliates, agents, members, employees, or contractors harmless from and against any and all claims, losses, damages, liabilities and costs, including reasonable attorney's fees and costs (collective, "Losses") that are incurred or sustained by any of them that arise form, relate to or are connected with the performance, or non-performance, of any duty or obligation under this letter agreement, except if such Losses are determined to have arisen from such parties willful misconduct, gross negligence or negligence.

6. This letter agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all the parties hereto.

7. Subject to the other provisions of this letter agreement, the term of this letter agreement is indefinite so long as the following minimum volume targets are met: $250,000 in year 1, $500,000 in year 2 and $1,000,000 in year three, $3,000,000 in year five and $5,000,000 thereafter.

8. The parties agree to sign any other documents reasonably necessary to carry out the intent of this letter agreement.

9. All notices given hereunder shall be in writing and shall be served personally, or be mailed in U.S. mail, first class certified, registered or Express Mail postage prepaid, and a return receipt requested, or be deposited with a nationally recognized commercial courier service with next-day delivery charges prepared. Notices shall be directed to the addresses set forth on the first page of this letter agreement (notices to individuals may be made to their respective affiliated corporate offices). Any party to this letter agreement may change its, his or her address for notice purposes by giving notice to the other parties in accordance with this Paragraph 9, provided that the address change shall not be effective until three (3) days after notice of the change.

10. This letter agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regards to it choice of law or conflicts of law principles. This Agreement supersedes all prior agreements between the parties.

If you agree with what has been set forth in this letter, please sign this letter in the spaces provided below for your signature.

Sincerely,

INTERNATIONAL PRODUCTION IMPEX CORPORATION

By: ______________________
~~Eddie Masjedi~~ Shannon Masjedi
It's Manager

AGREED AND ACCEPTED

BROTHERS INTERNATIONAL DESSERTS, INC.

By: ______________________
Printed Name: GARY WINKLER
Its: PRESIDENT BROTHERS DESSERTS